UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 12, 2018

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-20908

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐          Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.01.  Completion of Acquisition or Disposition of Assets

On October 15, 2018, Premier Financial Bancorp, Inc. (“Premier”) issued a press release announcing the completion of its acquisition (the “Acquisition”) of First Bank of Charleston, Inc. (“First Bank”), a $180 million bank (as of June 30, 2018) headquartered in Charleston, West Virginia.  The transaction was completed at the close of business on October 12, 2018.  Under terms of the agreement of merger dated April  18, 2018, as amended, each share of First Bank common stock will be entitled to merger consideration of 1.199 shares of Premier common stock and $5.00 cash from Premier.  Premier will issue approximately 1.249 million shares of its common stock to the shareholders of First Bank.  In addition to the cash and shares of common stock from Premier, First Bank shareholders also received a regulatorily approved special dividend of $5.00 per share from the equity of First Bank as part of the acquisition transaction.  The value of the transaction, including the special dividend, is estimated at $32.8 million.  In conjunction with the acquisition by Premier, First Bank was merged into Premier Bank, Inc., a wholly owned subsidiary of Premier.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibit 99.1 - Press Release dated October 15, 2018.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

/s/ Brien M. Chase
Date: October 15, 2018                                                        Brien M. Chase, Senior Vice President
  and Chief Financial Officer